Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Simmons First National Corporation
Pine Bluff, Arkansas

We consent to the incorporation by reference in Registration Statement Nos. 333-134240, 333-134241, 333-134276, 333-134301, 333-134356 and 333-138629 on Form S-8 and Registration Statement No. 333-161558 on Form S-3 of Simmons First National Corporation (Company) of our report dated January 3, 2013, on our audit of the statement of assets acquired and liabilities assumed by Simmons First National Bank (a wholly owned subsidiary of Simmons First National Corporation) pursuant to the purchase and assumption agreement dated October 19, 2012, and included in this Form 8-K/A.

/s/ BKD, LLP

Pine Bluff, Arkansas
January 3, 2013